UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 28, 2016

IMMUNE DESIGN CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-36561	26-2007174
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1616 Eastlake Ave. E., Suite 310 Seattle, Washington	98102
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (206) 682-0645

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On June 28, 2016, Immune Design Corp. (the “Company”) and Richard Kenney, M.D. entered into a transition agreement (the “Agreement”) relating to Dr. Kenney’s transition from Chief Medical Officer into the role of Principal Medical Advisor. Dr. Kenney will be entitled to receive his normal base salary compensation and benefits and will continue to vest in his stock options and restricted stock unit awards (the “Equity Awards”) until his last day of employment. If Dr. Kenney resigns on or following December 31, 2016 (or such earlier time upon mutual agreement with the Company), or if the Company terminates Dr. Kenney’s employment, Dr. Kenney will be eligible for severance benefits, including (i) severance in an amount equal to Dr. Kenney’s monthly base salary for nine months, subject to customary payroll withholding and other deductions, (ii) nine months of accelerated vesting of Dr. Kenney’s Equity Awards and (iii) up to nine months of continued health or dental insurance coverage under COBRA. Additionally, if Dr. Kenney remains employed with the Company through December 31, 2016, the Company agreed to extend the period in which he may exercise his Equity Awards until September 30, 2017. As a condition to receipt of the severance benefits, Dr. Kenney will need to execute a standard release of claims.

The foregoing description of the Transition Agreement is qualified in its entirety by reference to the full text of the Transition Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE DESIGN CORP.

By:    /s/ Carlos Paya, M.D., Ph.D.
Carlos Paya, M.D., Ph.D.
President and Chief Executive Officer

Dated: July 1, 2016